Exhibit 23.1















                          Independent Auditors' Consent



The Board of Directors
iReady Corporation:


We consent to incorporation by reference in the registration statements (No. 33-48943, 33-54931, 33-55703, 33-61381, 333-09957, 333-23477, 333-36733,
333-53801, 333-63614, 333-88269, 333-48424, 333-100662,  and 333-109348) on Form
S-8, and Post Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement (No. 333-38033-01) of National Semiconductor Corporation and subsidiaries of our report dated February 18, 2004, relating to the consolidated balance sheet of iReady Corporation and subsidiary (the Company) as of September 30, 2003, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' deficit, and cash flows for the year then ended, which report appears in the 2003 Annual Report on Form 10-K/A of National Semiconductor Corporation.

Our report dated  February 18, 2004,  contains  explanatory  paragraphs  stating
(i) that the Company's consolidated balance sheet as of September30, 2003, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' deficit, and cash flows for the year ended September 30, 2003, have been restated and (ii) that the Company has suffered recurring losses from operations and has a stockholders' deficit which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                        KPMG LLP




Mountain View, California
March 4, 2004